February 27, 1996




The Kent Funds
4400 Computer Drive
P.O. Box 5107
Westboro, MA 01581-5107

	Re:  Rule 24f-2 Notice for The Kent Funds
		(Registration No. 33-8398)

Gentlemen:

	We have acted as counsel for The Kent Funds, a Massachusetts business trust (the "Trust"), in connection with the registration under the Securities Act of 1933, as amended, of 1,217,376,297 Investment and Institutional Shares (the "Shares") of its Money Market Fund, Michigan Municipal Money Market Fund, Short Term Bond Fund, Intermediate Bond Fund, Income Fund, Limited Term Tax-Free Fund, Intermediate Tax-Free Fund, Tax-Free Income Fund, Michigan Municipal Bond Fund, Growth and Income Fund, Small Company Growth Fund, International Growth Fund and Index Equity Fund. During the Trust's fiscal year ended December 31, 1995, all of the foregoing Shares were registered pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended. The Trust is authorized to issue an unlimited number of shares of each class, without a par value.

	We have reviewed the Trust's Restatement of Declaration of Trust, its Amended and Restated By-laws, resolutions adopted by its Board of Trustees and shareholders, and such other legal and factual matters as we have considered necessary. We have relied on an opinion of Ropes & Gray, special Massachusetts counsel to the Trust, insofar as our opinion below relates to matters arising under the laws of the Commonwealth of Massachusetts. In all cases, we have assumed the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all corporate records and other information made available to us by the Trust.

	On the basis of and subject to the foregoing, we are of the opinion that the foregoing Shares registered pursuant to Rule 24f-2 were, when issued for payment as described in the Trust's prospectuses for such Shares, legally issued, fully paid, and non-assessable by the Trust.

	Under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of the trust. However, the Restatement of Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that a recitation of such disclaimer be included in every note, bond, contract or other undertaking issued by or on behalf of the Trust or the trustees relating to the Trust. The Restatement of Declaration of Trust provides for indemnification out of the assets of the Trust for all loss and expense of any shareholder of the Trust held personally liable solely by reason of his or her being or having been a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust itself would be unable to meet its obligations.

	We hereby consent to the filing of this opinion with the Securities and Exchange Commission as part of the Trust's Rule
24f-2 Notice.

					Very truly yours,

					/s/Drinker Biddle & Reath

					DRINKER BIDDLE & REATH



The Kent Funds
February 27, 1996
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